Exhibit 99.1

Tredegar Corporation	Contact:
Corporate Communications	Neill Bellamy
1100 Boulders Parkway	Phone: 804/330-1211
Richmond, Virginia 23225	Fax: 804/330-1777
E-mail: invest@tredegar.com	E-mail: nbellamy@tredegar.com
Website: www.tredegar.com

FOR IMMEDIATE RELEASE

TREDEGAR CORPORATION ANNOUNCES AGREEMENT TO ACQUIRE TERPHANE

RICHMOND, Va., October 17, 2011 – Tredegar Corporation (NYSE:TG) announced today that its subsidiary, Tredegar Film Products Corporation, has agreed to acquire 100% of the equity interests of Terphane Holdings LLC (“Terphane”), a leading manufacturer of specialty polyester films with operations in Brazil and the United States.  Terphane is currently owned by Vision Capital, an international investment firm.

The approximate purchase price of $188 million will be funded using available cash on hand and financing from Tredegar’s existing $300 million credit facility.  Tredegar expects that the acquisition will be accretive within the first year following the acquisition.  Closing of the acquisition, which is subject to the satisfaction or waiver of certain customary closing conditions, is expected later this month.

With revenues of approximately $160 million for the last twelve months, as of June 30, 2011, Terphane is a market leading producer of thin polyester films in Latin America with a growing presence in strategic niches in the United States.  Polyester films have specialized properties, such as heat resistance and barrier protection, which make them uniquely suited for the fast-growing flexible packaging market.  Terphane is headquartered in São Paulo, Brazil and operates two manufacturing facilities in Cabo, Pernambuco Brazil and Bloomfield, New York.  It enjoys long-standing relationships with prominent Latin American and multinational customers.

Commenting on the acquisition, Nancy Taylor, Tredegar’s President and CEO, said, “We have been working for some time to find an acquisition that meets our stated goals for market expansion and customer and product diversification.  Terphane’s high-value, differentiated products will extend our product offerings into adjacent specialty films markets and allow us to expand in Latin America, which is one of the fastest growing and dynamic geographic markets in the world.”

Tredegar was advised by Deloitte Corporate Finance LLC.

Tredegar’s management will host a conference call after closing to discuss the acquisition.  Details of the call will be announced upon closing.

Tredegar Corporation Announces Agreement to Acquire Terphane

About Tredegar Corporation:

Tredegar Corporation is primarily a manufacturer of plastic films and aluminum extrusions.  A global company headquartered in Richmond, Virginia, Tredegar had sales of $740 million in 2010.  With approximately 2,000 employees, the company operates manufacturing facilities in North America, South America, Europe, and Asia.  Additional information regarding Tredegar Corporation is available at www.tredegar.com.

About Vision Capital:

Vision Capital is an innovative private equity investor focused on delivering comprehensive strategic transactions for sellers.  Vision Capital has operations in Europe and the Americas and a multi-sector approach with specialist expertise in Financials and Real Estate, Industrials and Manufacturing, and Business Services and Consumer.  Additional information regarding Vision Capital is available at www.visioncapital.com.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:  This news release contains forward-looking statements regarding Tredegar Corporation's business.  These forward-looking statements are not historical facts, but statements that involve risks and uncertainties.  Actual results could differ materially from those included in or implied by these forward-looking statements.  Accordingly, you should not place undue reliance on these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include the ability to complete the acquisition as expected and within the expected timeframe; the possibility that one or more of the conditions to the completion of the acquisition may not be satisfied; any event that could give rise to a termination of the purchase agreement; the ability to integrate Terphane’s operations as expected and within the expected timeframe; disruptions to customer and employee relationships and business operations caused by the transaction; unforeseen liabilities and claims; and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time-to-time, including the risks and important factors set forth in additional detail in “Risk Factors” in Part I, Item 1A of Tredegar’s 2010 Annual Report on Form 10-K filed with the SEC.  Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.  Except as required by applicable law or regulations, Tredegar does not undertake, and specifically disclaims any obligation, to update or revise any forward-looking statement.

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